UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VOYA	The New York Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 5.35% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, $0.01 par value	VOYAPrB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 18, 2019, Voya Financial, Inc., a Delaware corporation (the “Company”), entered into a Master Transaction Agreement (the “Agreement”) with Resolution Life U.S. Holdings Inc., a Delaware corporation (“Resolution Life US”), pursuant to which Resolution Life US will acquire all of the shares of the capital stock of Security Life of Denver Insurance Company, a Colorado-domiciled life insurance company subsidiary of the Company (“SLD”), and Security Life of Denver International Limited, an Arizona-domiciled captive insurance company subsidiary of the Company (“SLDI”), including the capital stock of several subsidiaries of SLD and SLDI. Concurrently with the sale, SLD will enter into reinsurance treaties with ReliaStar Life Insurance Company, an insurance company organized under the laws of the State of Minnesota (“RLI”), ReliaStar Life Insurance Company of New York, an insurance company organized under the laws of the State of New York (“RLNY”), and Voya Retirement Insurance and Annuity Company, an insurance company organized under the laws of the State of Connecticut (“VRIAC”), each of which is a direct or indirect wholly owned subsidiary of the Company. Pursuant to these treaties, RLI and VRIAC will reinsure to SLD a 100% quota share, and RLNY will reinsure to SLD a 75% quota share, of their respective in-scope individual life insurance and annuities businesses. RLI, RLNY, and VRIAC will remain subsidiaries of the Company. The transaction will result in the Company’s disposition of substantially all of its life insurance and legacy non-retirement annuity businesses and related assets.

Resolution Life US is an insurance holding company newly formed by Resolution Life Group Holdings, L.P., a Bermuda-based limited partnership (“RLGH”).

The Company expects to realize approximately $1.7 billion in deployable proceeds from the transaction, substantially all of which will be available to the Company as cash at or before consummation of the transaction. This amount, which is subject to change until closing, includes approximately $200 million in proceeds from a financing transaction executed in the fourth quarter of 2019 that provides surplus relief in respect of certain of the businesses sold. The direct purchase price payable by Resolution Life US in the transaction is approximately $1.25 billion, with an adjustment based on the adjusted capital and surplus of SLD and SLDI at closing. The purchase price includes direct cash consideration of approximately $902 million, a $225 million interest in RLGH, and $123 million principal amount in surplus notes issued by SLD that will be retained by the Company. Of this amount, $123 million in proceeds are subject to future adjustment based on certain financial contingencies affecting SLD, with the final adjustment to occur as of or before the fifth anniversary of closing. The Company’s expected proceeds in excess of the approximately $1.25 billion direct purchase price are the result of an anticipated release of excess capital and other amounts associated with the businesses sold.

RLGH has executed an equity commitment letter for the benefit of Resolution Life US, which covers the aggregate amount needed to allow Resolution Life US to fund the acquisition as well as a planned contribution to the capital of SLD, and pay related fees and expenses.

In connection with the closing, Voya Investment Management, LLC (“Voya IM”), will enter into one or more agreements to perform asset management services for the acquired companies. Pursuant to these agreements, Voya IM will be appointed investment manager over a substantial portion of the general account assets associated with the businesses sold, which amount to approximately $24 billion as of September 30, 2019. Voya IM’s mandate will cover at least 80% of these assets for a minimum term of two years following the closing of the transaction, grading down to at least approximately 30% over the subsequent five years.

The Agreement contains customary representations and warranties as well as covenants by each of the parties. The representations and warranties in the Agreement are the product of negotiation among the parties to the Agreement and are for the sole benefit of such parties. Any inaccuracies of such representations and warranties are subject to waiver by such parties in accordance with the Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Agreement. Consequently, persons other than the parties to the Agreement may not rely upon the representations and warranties in the Agreement as characterizations of actual facts or circumstances as of the date of the Agreement or as of any other date. Each of the Company and Resolution Life US has agreed to indemnify the other party with respect to certain losses arising out of or resulting from breaches of its representations, warranties and covenants, as well as for certain other matters.

The Agreement provides for a $100 million reverse termination fee that would be payable by Resolution Life US to the Company if the Agreement is terminated in prescribed circumstances related to the failure by Resolution Life US’s reserve financing provider to provide a committed financing facility pursuant to a financing commitment letter entered into between Resolution Life US and the financing provider concurrently with the execution of the Agreement. A separate $20 million termination fee would be payable by Resolution Life US to the Company in prescribed circumstances where the Agreement is terminated due to a failure to obtain certain approvals or consents. Outside of these circumstances where a reverse termination fee would be payable, the Company and Resolution Life US would have a full range of remedies available at law or in equity, including specific performance remedies, upon any breach of the Agreement. Resolution Life US’s obligations to pay reverse termination fees when due or any damages, fees, costs, or expenses to which the Company is entitled in connection with the enforcement of the Agreement or Resolution Life US’s breach thereof, have been guaranteed by RLGH.

The transaction is expected to close by September 30, 2020. The consummation of the closing under the Agreement is subject to conditions specified in the Agreement, including the receipt of required regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2019	By:	/s/ Trevor Ogle
	Name:	Trevor Ogle
	Title:	Senior Vice President and Deputy General Counsel